MODIFICATION OF LEASES

     This Modification of Leases ("Modification") is made by and between O'Shea Building Company Seattle LLC, a Washington limited liability company ("Landlord") and Jay Jacobs, Inc., a Washington corporation ("Tenant") as of this 1st day of December 1997.

                                   BACKGROUND

     A. WHEREAS, Tenant and the predecessor-in-interest of Landlord entered into certain leases ("Leases") covering certain premises more specifically defined therein ("Premises"), which Premises include space on the basement, first floor, mezzanine, second floor, third floor, and fourth floor of the O'Shea Building, located at 5th and Pine in Seattle, Washington, which building ("Building") is situated on Lots 1 and 4, Block 18, AA. Denny's Third Addition to the City of Seattle, State of Washington. Such Leases include the Leases listed on Exhibit A attached hereto, including all amendments, modifications and extensions thereof, and

     B. WHEREAS, Landlord and Tenant further desire to modify the Leases as more fully described herein and to memorialize Landlord's consent to certain transactions more fully described below,

                                    AGREEMENT

     THEREFORE, Landlord and Tenant agree as follows:

     1. Notwithstanding any other provisions of the Leases, from and after January 1, 1998, through and including January 31, 2000, minimum rent payable for the Premises in the Building shall be as follows:

          1.1 For the period commencing on January 1, 1998 and extending through December 31, 1998, annual minimum rental shall equal $275,000, which amount shall be payable monthly by the first date of each month in the amount of $22,916.67.

          1.2 For the period commencing on January 1, 1999 and extending through January 31, 2000, annual minimum rental shall equal $300,000, which amount shall be payable monthly by the first day of each month in the amount of $25,000. This minimum rent remains only one component of the rent to be paid by Tenant. By signing this Modification, Tenant acknowledges its liability for percentage rent, Excess Rental, and all other costs, expenses, taxes and fees as set forth in the Leases and other agreements described in Exhibit A hereto. The minimum rental provided in this Section 1 shall not be subject to any increases.

     2. Notwithstanding any other provision of the Leases:

          2.1 Percentage rent payable by Tenant for the period commencing January 1, 1998 and ending on December 31, 1998, shall equal three percent (3%) of gross sales made from the Premises during such period in excess of $1,500,000, which percentage rent shall be paid at such time, by such procedures and at such place as otherwise provided in the Leases.

          2.2 Percentage rent payable by Tenant for the period commencing January 1, 1999 and ending on January 31,

     2000, shall equal three percent (3%) of gross sales made from the Premises during such period in excess of $1,500,000, which percentage rent shall be payable at such time, by such procedures and at such place as otherwise provided in the Leases.

          2.3 The percentage rent due under the Leases described in Exhibit A for the calendar year 1997 is unaffected by this Modification, and remains due and payable by Tenant at the time and at the place as set forth in said Leases.

     3.

          3.1 Tenant has informed Landlord that (a) Tenant is in the process of exploring options for an equity infusion and, at the date hereof, Tenant proposes to obtain substantial additional equity from one or more affiliates of Cahill, Warnock and Company, LLC and/or possibly other accredited or institutional investors ("Purchasers"); (b) by virtue of such a proposed equity investment, it is anticipated that a change of ownership of or power to vote the majority of the outstanding voting stock of the Tenant will occur and/or a change of control of the Tenant will occur, which changes may occur immediately or in the future; (c) Purchasers propose to purchase from Tenant $4.6 million of Series A Preferred Stock and $2.5 million of Series B convertible Preferred Stock ("Contemplated Transaction"); (d) the Contemplated Transaction may be composed of one or more separate phases; (e) the Post Confirmation Creditors Committee and Mr. Jay Jacobs acting for himself and as trustee of the Rose Jacobs Testamentary Trust entered into that certain April 15, 1997 Letter Agreement (a copy of which is attached hereto as EXHIBIT B) to which Tenant consented and agreed (in part) as more fully described therein ("Letter Agreement"); (f) the period described in Paragraph 1(b) of the Letter Agreement has been extended by the PCC through the date hereof. The Contemplated Transaction and the Letter Agreement, and the reasonable and necessary implementation thereof, shall be referred to as the "Consent Transactions."

          3.2 In reliance upon the truthfulness and accuracy of the above representations made by Tenant, Landlord consents to the Consent Transactions.

          3.3 Notwithstanding any other provision of the Leases, so long as the ground floor of the Building is used as part of the retail chain that is presently conducted under the trade name "Jay Jacobs" (or any substitute trade name used for substantially all of the then-existing stores in the chain presently conducted under the trade name "Jay Jacobs"), and so long as the business is conducted in substantially the same manner as presently conducted by "Jay Jacobs," Tenant shall not be obligated to obtain the consent of Landlord for any assignment, other transfer, change of ownership, or power to vote any of the outstanding shares of Tenant, or change of control of the Tenant; provided, however, in the event that Tenant shall be merged into another existing chain and conducted under the trade name thereof, or in the event that Tenant's ownership or control changes, is assigned or otherwise transferred and Tenant commences to conduct business in a manner substantially different than as presently conducted by "Jay Jacobs," Tenant shall be obligated to comply with the terms and provisions of the Leases with respect to any assignment, or change of ownership, or power to vote a majority of the outstanding shares of

     Tenant in connection therewith. By way of illustration only, in the event that a majority of shares of Jay Jacobs, Inc. are hereafter sold to a person or entity not related to the Contemplated Transaction or the Letter Agreement, but the business conducted in and on the ground floor of the Building shall continue to be conducted under the trade name "Jay Jacobs" (or such other trade name as employed solely by substantially all of the other then-existing stores presently operated under the trade name "Jay Jacobs"), no consent of the Landlord shall be required. By way of illustration only, in the event that a chain presently operating under the trade name "ABCD Stores" shall acquire Tenant and shall change the trade name of the business conducted in and on the ground floor of the Building to ABCD Stores, such transaction shall not fall within the provisions of this paragraph and shall be subject to the provisions of the Leases concerning assignment, change of ownership, or power to vote a majority of outstanding shares of Tenant.

          3.4 Notwithstanding any provision of the Leases, transfer of shares pursuant to the public trade thereof shall not be prohibited or require Landlord's consent.

          3.5 Notwithstanding any other provisions in the Leases, in the event that Tenant shall assign or sublet some or all of the Premises at a rental in excess of the rental (including minimum rent and percentage rent provided herein) payable under the Leases (as modified), the Excess Rental received by Tenant shall be paid by Tenant to Landlord within ten (10) days of the date on which such rent is due under the terms of any such sublease. For purpose of the preceding sentence, the term "Excess Rental" shall include rental payable to Tenant pursuant to such assignment or sublease in excess of the rental payable under the Leases.

          3.6 Tenant acknowledges that it presently is party to subleases for some of the Premises with Robert Bayley Construction and Holmes Co. Tenant agrees that these two subleases will not be renewed upon the expiration thereof without Landlord's written consent. Rent credits received by Tenant under these two subleases shall not constitute Excess Rental.

     4. Landlord has agreed to waive any radius restrictions in the Leases and, as a result, such restrictions, including (without limitation) paragraph 39 of the April 16, 1965 Lease (as amended), are hereby deleted.

     5. Notwithstanding any other provision of the Leases, Tenant's obligation to continuously operate in the Premises shall be limited to the conduct of business on the ground floor of the O'Shea Building during reasonable business hours, except for holidays, closures due to casualty or condemnation, and closing in accordance with applicable law or other bona fide force majeure events that are not within the reasonable control of the Tenant. In addition, Tenant will make reasonable and good faith efforts to re-commence operations on the mezzanine level of the Building by the month of June 1998. Tenant will, in good faith, consider and evaluate use of some or all of the basement level retail space in the Building for retail sale and displays by the month of June 1998.

     6. Tenant acknowledges and agrees that Landlord has neither interfered with nor otherwise acted impermissibly in connection with the Consent Transactions. Tenant hereby discharges and releases the Landlord from all claims, liabilities, damages, obligations, controversies, charges, accounting, suits, actions, causes of action, rights, demands, costs, losses, debts and expenses (including attorneys fees and costs), past, present or future, known or unknown, latent or patent, arising out of, or in connection [with] any claim that Landlord interfered with the Consent Transactions, or any aspect thereof. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against all claims, liabilities, damages, obligations, controversies, charges, accountings, suits, actions, causes of action, rights, demands, costs, losses, debts and expenses (including attorneys fees and costs), past, present or future, known or unknown, latent or patent, arising out of or in connection with any claim that Landlord interfered with the Consent Transactions, or any aspect thereof.

     7. Tenant and Landlord acknowledge and agree that the Leases are in full force and effect.

     8. Landlord waives any alleged breach or default identified in its Amended 10-Day Notice to Perform Lease or Vacate pursuant to RCW 59.12 attached hereto as EXHIBIT C. So long as Tenant pays and performs its obligations under the aforesaid Leases, as described in Exhibit A and as modified by this Modification, Landlord shall not be entitled to raise insolvency, bankruptcy, appointment of a receiver, assignor or other liquidating officer as breach or default of the Leases. Landlord waives any alleged breach or default identified in the Landlord's Notice to Quit dated October 24, 1997 (EXHIBIT D).

     9. Landlord has informed Tenant that Landlord intends to remodel and/or re-lease the Premises at the expiration of the Leases. In order to accommodate Landlord's re-leasing and/or remodeling plans, Tenant agrees to allow Landlord, upon reasonable notice and at reasonable times, access to the Premises relating to re-leasing or remodeling so long as such access does not interfere with the use of and operations in the Premises by Tenant. Landlord may also place on or about the Premises any ordinary "for sale" or "for lease" signs of a size and type customary in the downtown Seattle area, during the last 12 months of the term, so long as such signs are not placed on windows or doors. As used herein, "reasonable notice" means at least 24 hours oral or written notice, and "reasonable times" means between 10:00 a.m. and 6:00 p.m., or such other times as agreed upon by Landlord and Tenant. The parties agree that nothing herein or in the leases affects Landlord's sole right, at any time, to commence marketing the Premises for a lease or leases to be effective upon the termination of Tenant's tenancy.

     10. This Modification shall be effective and binding upon the undersigned parties and their successors on December 1, 1997. This Modification shall remain valid and be unaffected whether or not Tenant receives the equity infusion described in Section 3.1 above or whether or not Tenant receives any other financing or financial support.

     11. The Leases (as modified) shall terminate on January 31, 2000. Tenant agrees to vacate the Premises at or before 6:00 p.m. on January 31, 2000.

     12. Except, as expressly provided herein, the Leases remain unmodified, except as previously modified.

                                   O'SHEA BUILDING COMPANY SEATTLE LLC,
                                   a Washington limited liability company

                                   By /s/ MARTHA H. KEARNS
                                     ------------------------------------------
                                   Its
                                      -----------------------------------------

                                                       and


                                   By /s/ ROBERT E. HAYDEN
                                     ------------------------------------------
                                   Its
                                      -----------------------------------------

                                   JAY JACOBS, INC.,
                                   a Washington corporation


                                   By /s/ WILLIAM L. LAWRENCE, JR.
                                     ------------------------------------------
                                   Its Vice President and CFO
                                      -----------------------------------------

                                    EXHIBIT A


PREMISES                                    DOCUMENT               DATE

First floor, basement, mezzanine            Lease                  4/16/65
First floor, basement, mezzanine            Modification           4/16/65
First floor, basement, mezzanine            Extension              1/2/76
First floor, basement, mezzanine            Modification           2/4/80
First floor, basement, mezzanine            Modification           8/18/83
First floor, basement, mezzanine            Modification           5/1/89

Second floor                                Lease                  1/25/80
Second floor                                Modification           2/7/80
Second floor                                Extension              1/15/81
Second floor                                Modification           5/1/89

Third floor                                 Lease                  12/31/75
Third floor                                 Modification           2/7/80
Third floor                                 Modification           5/1/89

Fourth floor                                Lease                  12/23/74
Fourth floor                                Extension              12/31/75
Fourth floor                                Modification           2/7/80
Fourth floor                                Modification           5/1/89

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California                )
                                   )
County of San Francisco            )

     On December 4, 1997, before me, G. Delucchi, personally appeared Robert E. Hayden and Martha H. Kearns, personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the persons, or the entity upon behalf of which the persons acted, executed the instrument.

     WITNESS my hand and official seal.

                                        Signature:     /s/ G. Delucchi
                                                  -----------------------------


DESCRIPTION OF ATTACHED DOCUMENT

Title or Type of Document:  Modification of Leases